Exhibit 99.1

Radian Announces First Quarter 2022 Financial Results

-- GAAP net income of $181 million, or $1.01 per diluted share --

-- Adjusted diluted net operating income of $1.17 per diluted share --

-- Provision for losses of $(83.8) million in the first quarter of 2022 favorably impacted by positive development on prior period defaults --

-- Return on equity of 17.2% and adjusted net operating return on equity of 19.9% --

-- PMIERs excess Available Assets of $1.6 billion (or 44% over the Minimum Required Assets) --

--Total holding company liquidity grows to $1.3 billion --

WAYNE, Pa.--(BUSINESS WIRE)--May 3, 2022--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended March 31, 2022, of $181.1 million, or $1.01 per diluted share. This compares with net income for the quarter ended March 31, 2021, of $125.6 million, or $0.64 per diluted share.

Key Financial Highlights (dollars in millions, except per-share amounts)
	Quarter ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net income (1)	$181.1	$193.4	$125.6
Diluted net income per share	$1.01	$1.07	$0.64
Consolidated pretax income	$234.1	$246.5	$161.2
Adjusted pretax operating income (2)	$264.9	$245.1	$167.3
Adjusted diluted net operating income per share (2)(3)	$1.17	$1.07	$0.68
Return on equity (1)(4)	17.2%	18.2%	11.8%
Adjusted net operating return on equity (2)(3)	19.9%	18.2%	12.4%
New Insurance Written (NIW) - mortgage insurance	$18,655	$23,710	$20,161
Net premiums earned - mortgage insurance	$245.2	$249.7	$264.7
New defaults (5)	9,393	9,342	11,851
Provision for losses - mortgage insurance	($84.2)	($46.6)	$45.9
homegenius revenues	$33.9	$44.7	$25.8
Book value per share	$23.75	$24.28	$22.14
Accumulated other comprehensive income (loss) value per share (6)	($0.74)	$0.68	$0.61
PMIERs Available Assets (7)	$5,102	$5,406	$4,909
PMIERs excess Available Assets (8)	$1,560	$2,077	$1,451
Total Holding Company Liquidity (9)	$1,282	$880	$1,292
Total investments	$6,335	$6,514	$6,672
Primary mortgage insurance in force	$248,951	$245,972	$238,921
Percentage of primary loans in default (10)	2.6%	2.9%	4.9%
Mortgage insurance loss reserves	$722	$823	$883
(1)

Net income for the first quarter of 2022 includes a pretax net loss on investments and other financial instruments of $29.5 million, compared with a $3.0 million pretax net gain on investments and other financial instruments in the fourth quarter of 2021 and a pretax net loss on investments and other financial instruments of $5.2 million for the first quarter of 2021.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Calculated using the company’s statutory tax rate of 21 percent.
(4)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.
(5)	Represents the number of new defaults reported during the period on loans related to primary mortgage insurance policies.
(6)	Included in book value per share for each period presented.
(7)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(8)	Represents Radian Guaranty’s excess or "cushion" of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(9)	Represents Radian Group's total liquidity, including available capacity under its unsecured revolving credit facility.
(10)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Adjusted pretax operating income for the quarter ended March 31, 2022, was $264.9 million, or $1.17 per diluted share. This compares with adjusted pretax operating income for the quarter ended March 31, 2021, of $167.3 million, or $0.68 per diluted share.

Book value per share at March 31, 2022, was $23.75, compared to $24.28 at December 31, 2021 and $22.14 at March 31, 2021. This represents a 7.3 percent growth in book value per share at March 31, 2022 as compared to March 31, 2021, and includes accumulated other comprehensive income (loss) of $(0.74) per share as of March 31, 2022 and $0.61 per share as of March 31, 2021, which, if excluded as of both dates, would represent 13.7 percent growth for the period. Changes in accumulated other comprehensive income (loss) for the period are primarily from net unrealized losses on investments as a result of an increase in market interest rates during the period. We do not expect to realize these losses given that we have the ability and the expectation to hold these securities to maturity.

“We had a strong start to our 45th year in business, growing net income year-over-year to $181 million, return on equity to 17.2 percent and book value per share to $23.75. Over the same period our primary mortgage insurance in force, which is the main driver of future earnings for our company, grew more than 4 percent and the total number of defaulted loans in our mortgage insurance portfolio declined by 49 percent,” said Radian’s Chief Executive Officer Rick Thornberry. “We continue to strategically manage capital by maintaining strong holding company liquidity and PMIERs cushion, repurchasing shares opportunistically and returning $116 million in dividends to stockholders over the past year.”

Thornberry continued, “We are proud of our history of ensuring affordable, sustainable and equitable homeownership for so many years and are even more excited about the promise of our future.”

FIRST QUARTER HIGHLIGHTS

  NIW was $18.7 billion in the first quarter of 2022, compared to $23.7 billion in the fourth quarter of 2021, and $20.2 billion in the first quarter of 2021.
    Purchase NIW decreased 21.0 percent in the first quarter of 2022 compared to the fourth quarter of 2021 and increased 43.1 percent compared to the first quarter of 2021.
    Refinances accounted for 8.6 percent of total NIW in the first quarter of 2022, compared to 8.9 percent in the fourth quarter of 2021, and 40.9 percent in the first quarter of 2021.
    Of the $18.7 billion in NIW in the first quarter of 2022, 94.5 percent was written with monthly and other recurring premiums, compared to 93.5 percent in the fourth quarter of 2021, and 90.2 percent in the first quarter of 2021.
  Total primary mortgage insurance in force as of March 31, 2022, increased to $249.0 billion, an increase of 1.2 percent compared to $246.0 billion as of December 31, 2021, and an increase of 4.2 percent compared to $238.9 billion as of March 31, 2021. The year-over-year change reflects a 10.3 percent increase in monthly premium policy insurance in force and a 19.1 percent decline in single premium policy insurance in force.
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 68.0 percent for the twelve months ended March 31, 2022, compared to 64.3 percent for the twelve months ended December 31, 2021, and 57.2 percent for the twelve months ended March 31, 2021.
    Annualized persistency for the three months ended March 31, 2022, was 76.9 percent, compared to 71.7 percent for the three months ended December 31, 2021, and 62.5 percent for the three months ended March 31, 2021.
  Net mortgage insurance premiums earned were $245.2 million for the quarter ended March 31, 2022, compared to $249.7 million for the quarter ended December 31, 2021, and $264.7 million for the quarter ended March 31, 2021.
    Mortgage insurance in force portfolio premium yield was 39.6 basis points in the first quarter of 2022. This compares to 41.0 basis points in the fourth quarter of 2021, and 42.7 basis points in the first quarter of 2021.
    The impact of single premium policy cancellations before consideration of reinsurance represented 2.4 basis points of direct premium yield in the first quarter of 2022, 3.4 basis points in the fourth quarter of 2021, and 6.4 basis points in the first quarter of 2021.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 39.6 basis points in the first quarter of 2022. This compares to 41.0 basis points in the fourth quarter of 2021, and 43.7 basis points in the first quarter of 2021.
    Additional details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was a benefit of $84.2 million in the first quarter of 2022, and $46.6 million in the fourth quarter of 2021, compared to a provision of $45.9 million in the first quarter of 2021.
    The decrease in the first quarter of 2022 compared to both the fourth quarter of 2021 and the first quarter of 2021 was primarily related to more favorable development on prior period reserves, as compared to the fourth quarter of 2021 and first quarter of 2021. All periods were impacted by more favorable trends in cures than originally estimated.
    The number of primary delinquent loans was 25,510 as of March 31, 2022, compared to 29,061 as of December 31, 2021, and 50,106 as of March 31, 2021.
    The loss ratio in the first quarter of 2022 was (34.3) percent, compared to (18.6) percent in the fourth quarter of 2021, and 17.3 percent in the first quarter of 2021.
    Total mortgage insurance claims paid were $4.7 million in the first quarter of 2022, compared to $10.4 million in the fourth quarter of 2021, and $10.5 million in the first quarter of 2021. Excluding the impact of commutations and settlements, claims paid were $4.7 million in the first quarter of 2022, compared to $3.8 million in the fourth quarter of 2021, and $6.5 million in the first quarter of 2021.
  Radian's homegenius segment offers an array of title, real estate and technology products and services to consumers, mortgage lenders, mortgage and real estate investors, GSEs, real estate brokers and agents.
    Total homegenius segment revenues for the first quarter of 2022 were $33.9 million, compared to $44.7 million for the fourth quarter of 2021, and $25.8 million for the first quarter of 2021.
    The 31.5 percent increase in revenues for the first quarter of 2022 compared to the first quarter of 2021 was primarily driven by a 100.4 percent increase in our real estate services businesses.

    homegenius Performance Metrics
    Adjusted pretax operating loss, our primary segment measure of profitability for the homegenius segment, for the quarter ended March 31, 2022 was $13.5 million, compared to $2.1 million for the quarter ended December 31, 2021, and $10.5 million for the quarter ended March 31, 2021.
      Adjusted pretax operating loss before allocated corporate operating expenses for the homegenius segment for the quarter ended March 31, 2022 was $8.2 million, compared to income of $2.7 million for the quarter ended December 31, 2021, and a loss of $6.5 million for the quarter ended March 31, 2021.
      Adjusted gross profit for the homegenius segment for the quarter ended March 31, 2022 was $12.1 million, compared to $19.7 million for the quarter ended December 31, 2021, and $8.5 million for the quarter ended March 31, 2021.
      Additional details regarding these and other related non-GAAP measures may be found in Exhibits F and G.
  Other operating expenses were $89.5 million in the first quarter of 2022, compared to $80.5 million in the fourth quarter of 2021, and $70.3 million in the first quarter of 2021.
    The increase for the first quarter of 2022 compared to the first quarter of 2021 was driven primarily by an increase in variable incentive compensation expense and a decrease in ceding commissions. Additional details regarding other operating expenses by segment may be found in Exhibit E.

CAPITAL AND LIQUIDITY UPDATE

Radian Group

  As of March 31, 2022, Radian Group maintained $1.0 billion of available liquidity. Total liquidity, which includes the company’s $275.0 million unsecured revolving credit facility, was $1.3 billion as of March 31, 2022.
  During the first quarter of 2022, the company repurchased 0.9 million shares of Radian Group common stock at a total cost of $21.3 million, including commissions.
  In addition, in April 2022 the Company purchased an additional 1.8 million shares, or approximately $39.3 million of Radian Group common stock, including commissions. After the repurchases in April, purchase authority of up to approximately $339.4 million remained available under the existing program.
  On February 9, 2022, Radian Group’s board of directors authorized a regular quarterly dividend on its common stock in the amount of $0.20 per share and the dividend was paid on March 3, 2022.

Radian Guaranty

  At March 31, 2022, Radian Guaranty’s Available Assets under PMIERs totaled approximately $5.1 billion, resulting in excess available resources or a “cushion” of $1.6 billion, or 44 percent, over its Minimum Required Assets.
  As of March 31, 2022, 67 percent of Radian Guaranty's primary mortgage insurance risk in force is subject to some form of risk distribution, providing a $1.2 billion reduction of Minimum Required Assets under PMIERs.

CONFERENCE CALL

Radian will discuss first quarter 2022 financial results in a conference call tomorrow, Wednesday, May 4, 2022, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The call may also be accessed by dialing 877.742.9092 inside the U.S., or 270.833.1298 for international callers, using passcode 7364078 by referencing Radian.

A digital replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of two weeks at https://radian.com/who-we-are/for-investors/webcasts using passcode 7364078.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments attributable to our reportable segments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. In addition, homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit margin are calculated by dividing homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit, respectively, by GAAP total revenue for the homegenius segment. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses, adjusted gross profit, and the related profit margins are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, real estate and technology products and services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com to learn more about how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Supplemental Information
Claims and Reserves, Default Statistics
Exhibit K:	Mortgage Supplemental Information
Reinsurance Programs

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2022	2021
(In thousands, except per-share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Revenues:
Net premiums earned	$254,190	$261,437	$249,118	$254,756	$271,872
Services revenue	29,348	35,693	37,773	29,464	22,895
Net investment income	38,196	37,407	35,960	36,291	38,251
Net gains (losses) on investments and other financial instruments	(29,457)	3,025	2,098	15,661	(5,181)
Other income	703	805	809	822	976
Total revenues	292,980	338,367	325,758	336,994	328,813

Expenses:
Provision for losses	(83,754)	(46,219)	17,305	3,648	46,143
Policy acquisition costs	6,605	7,271	7,924	4,838	8,996
Cost of services	24,753	28,333	30,520	24,615	20,246
Other operating expenses	89,541	80,476	86,479	86,469	70,262
Interest expense	20,846	21,137	21,027	21,065	21,115
Amortization of other acquired intangible assets	849	863	862	863	862
Total expenses	58,840	91,861	164,117	141,498	167,624

Pretax income	234,140	246,506	161,641	195,496	161,189
Income tax provision	53,009	53,061	35,229	40,290	35,581
Net income	$181,131	$193,445	$126,412	$155,206	$125,608

Diluted net income per share	$1.01	$1.07	$0.67	$0.80	$0.64
Selected Mortgage Key Ratios

	2022	2021
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Loss ratio (1)	(34.3)%	(18.6)%	7.1%	1.3%	17.3%
Expense ratio (2)	27.2%	25.6%	28.6%	25.4%	21.9%
(1)	Calculated as provision for losses on a GAAP basis expressed as a percentage of net premiums earned.
(2)

Calculated as operating expenses (which include policy acquisition costs and other operating expenses, as well as allocated corporate operating expenses) on a GAAP basis expressed as a percentage of net premiums earned.

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2022	2021
(In thousands, except per-share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net income —basic and diluted	$181,131	$193,445	$126,412	$155,206	$125,608

Average common shares outstanding—basic	176,816	179,500	186,741	193,436	193,439
Dilutive effect of stock-based compensation arrangements (1)	2,263	1,628	1,301	1,202	1,764
Adjusted average common shares outstanding—diluted	179,079	181,128	188,042	194,638	195,203

Basic net income per share	$1.02	$1.08	$0.68	$0.80	$0.65

Diluted net income per share	$1.01	$1.07	$0.67	$0.80	$0.64
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income (loss) per share because they were anti-dilutive:

	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Shares of common stock equivalents	—	35	—	—	—

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per-share amounts)	2022	2021	2021	2021	2021

Assets:
Investments	$6,334,950	$6,513,542	$6,658,487	$6,681,659	$6,671,874
Cash	131,853	151,145	154,709	134,939	102,776
Restricted cash	1,651	1,475	1,866	2,968	20,987
Accrued investment income	35,531	32,812	33,258	32,223	34,841
Accounts and notes receivable	142,579	124,016	166,730	153,128	134,075
Reinsurance recoverables	55,015	67,896	76,048	75,411	76,664
Deferred policy acquisition costs	16,383	16,317	16,823	17,873	15,652
Property and equipment, net	75,275	75,086	74,170	74,288	78,309
Goodwill and other acquired intangible assets, net	18,744	19,593	20,456	21,318	22,181
Other assets	803,765	837,303	839,061	815,261	763,502
Total assets	$7,615,746	$7,839,185	$8,041,608	$8,009,068	$7,920,861

Liabilities and stockholders’ equity:
Unearned premiums	$312,013	$329,090	$348,322	$373,031	$406,689
Reserve for losses and loss adjustment expense	727,247	828,642	893,155	885,498	887,355
Senior notes	1,410,458	1,409,473	1,408,502	1,407,545	1,406,603
FHLB advances	148,983	150,983	172,649	153,983	138,833
Reinsurance funds withheld	225,363	228,078	290,502	285,406	282,345
Net deferred tax liability	324,004	337,509	286,957	266,330	210,571
Other liabilities	320,114	296,614	383,585	303,442	353,173
Total liabilities	3,468,182	3,580,389	3,783,672	3,675,235	3,685,569

Common stock	193	194	200	207	210
Treasury stock	(920,958)	(920,798)	(920,355)	(920,225)	(910,347)
Additional paid-in capital	1,871,763	1,878,372	2,012,870	2,161,857	2,242,950
Retained earnings	3,326,119	3,180,935	3,012,997	2,913,138	2,785,744
Accumulated other comprehensive income (loss)	(129,553)	120,093	152,224	178,856	116,735
Total stockholders’ equity	4,147,564	4,258,796	4,257,936	4,333,833	4,235,292
Total liabilities and stockholders’ equity	$7,615,746	$7,839,185	$8,041,608	$8,009,068	$7,920,861

Shares outstanding	174,648	175,421	181,336	188,290	191,311

Book value per share	$23.75	$24.28	$23.48	$23.02	$22.14
Debt to capital ratio (1)	25.4%	24.9%	24.9%	24.5%	24.9%
Risk to capital ratio-Radian Guaranty only	12.1:1	11.1:1	11.4:1	11.4:1	11.9 :1
(1) Calculated as senior notes divided by senior notes and stockholders' equity.

Radian Group Inc. and Subsidiaries
Net Premiums Earned
Exhibit D

	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Premiums earned:
Direct - Mortgage:
Premiums earned, excluding revenue from cancellations	$243,599	$248,704	$239,786	$243,077	$256,905
Single Premium Policy cancellations	14,696	20,530	25,592	31,592	38,510
Total direct - Mortgage	258,295	269,234	265,378	274,669	295,415

Assumed - Mortgage: (1)	1,332	1,470	1,683	1,615	2,298

Ceded - Mortgage:
Premiums earned, excluding revenue from cancellations	(27,339)	(28,333)	(27,662)	(27,324)	(25,373)
Single Premium Policy cancellations (2)	(4,192)	(5,905)	(7,338)	(9,036)	(11,109)
Profit commission - other (3)	17,078	13,199	4,806	7,162	3,433
Total ceded premiums - Mortgage (4)	(14,453)	(21,039)	(30,194)	(29,198)	(33,049)
Net premiums earned - Mortgage	245,174	249,665	236,867	247,086	264,664
Net premiums earned - homegenius	9,016	11,772	12,251	7,670	7,208
Net premiums earned	$254,190	$261,437	$249,118	$254,756	$271,872
(1)	Relates primarily to premiums earned from our participation in certain credit risk transfer programs.
(2)	Includes the impact of related profit commissions.
(3)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(4)	See Exhibit K for additional information on ceded premiums for our various reinsurance programs.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 6)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss), homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Three Months Ended March 31, 2022
(In thousands)	Mortgage	homegenius	All Other	Inter- segment (1)	Total
Net premiums written (2)	$248,360	$9,016	$—	$—	$257,376
Increase in unearned premiums	(3,186)	—	—	—	(3,186)
Net premiums earned	245,174	9,016	—	—	254,190
Services revenue	4,552	24,878	—	(82)	29,348
Net investment income	34,017	18	4,161	—	38,196
Other income	703	—	—	—	703
Total	284,446	33,912	4,161	(82)	322,437
Provision for losses	(84,193)	481	—	(42)	(83,754)
Policy acquisition costs	6,605	—	—	—	6,605
Cost of services	3,383	21,370	—	—	24,753
Other operating expenses before allocated corporate operating expenses (3)	23,755	20,287	3,142	(40)	47,144
Interest expense (4)	20,846	—	—	—	20,846
Total	(29,604)	42,138	3,142	(82)	15,594
Adjusted pretax operating income (loss) before allocated corporate operating expenses	314,050	(8,226)	1,019	—	306,843
Allocation of corporate operating expenses	36,209	5,280	406	—	41,895
Adjusted pretax operating income (loss)	$277,841	$(13,506)	$613	$—	$264,948
	Three Months Ended March 31, 2021
(In thousands)	Mortgage	homegenius	All Other	Inter- segment (1)	Total
Net premiums written (2)	$246,874	$7,208	$—	$—	$254,082
Decrease in unearned premiums	17,790	—	—	—	17,790
Net premiums earned	264,664	7,208	—	—	271,872
Services revenue	4,351	18,550	53	(59)	22,895
Net investment income	34,013	37	4,201	—	38,251
Other income	769	—	207	—	976
Total	303,797	25,795	4,461	(59)	333,994
Provision for losses	45,869	296	—	(22)	46,143
Policy acquisition costs	8,996	—	—	—	8,996
Cost of services	3,192	17,028	28	(2)	20,246
Other operating expenses before allocated corporate operating expenses (3)	21,340	14,928	2,065	(35)	38,298
Interest expense (4)	21,115	—	—	—	21,115
Total	100,512	32,252	2,093	(59)	134,798
Adjusted pretax operating income (loss) before allocated corporate operating expenses	203,285	(6,457)	2,368	—	199,196
Allocation of corporate operating expenses	27,576	3,996	308	—	31,880
Adjusted pretax operating income (loss)	$175,709	$(10,453)	$2,060	$—	$167,316

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 6)

(1)	Includes immaterial inter-segment services revenue for our homegenius segment and immaterial inter-segment provision for losses, cost of services and other operating expenses for our Mortgage segment.
(2)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit K for additional information.
(3)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(4)	Relates to interest on our borrowing and financing activities including our Senior Notes issued by our holding company and FHLB borrowings made by our mortgage insurance subsidiaries.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 3 of 6)

	Mortgage
	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net premiums written (1)	$248,360	$238,529	$228,116	$231,027	$246,874
(Increase) decrease in unearned premiums	(3,186)	11,136	8,751	16,059	17,790
Net premiums earned	245,174	249,665	236,867	247,086	264,664
Services revenue	4,552	4,560	5,027	3,732	4,351
Net investment income	34,017	33,916	32,158	32,842	34,013
Other income	703	661	607	641	769
Total	284,446	288,802	274,659	284,301	303,797

Provision for losses (2)	(84,193)	(46,560)	16,794	3,334	45,869
Policy acquisition costs	6,605	7,271	7,924	4,838	8,996
Cost of services (2)	3,383	3,710	3,865	3,161	3,192
Other operating expenses before allocated corporate operating expenses (2) (3)	23,755	23,365	25,866	25,222	21,340
Interest expense (4)	20,846	21,137	21,027	21,065	21,115
Total (2)	(29,604)	8,923	75,476	57,620	100,512
Adjusted pretax operating income before allocated corporate operating expenses	314,050	279,879	199,183	226,681	203,285
Allocation of corporate operating expenses	36,209	33,305	33,963	32,638	27,576
Adjusted pretax operating income	$277,841	$246,574	$165,220	$194,043	$175,709
	homegenius
	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net premiums earned	$9,016	$11,772	$12,251	$7,670	$7,208
Services revenue (2)	24,878	31,177	32,805	25,750	18,550
Net investment income	18	255	35	31	37
Net gains (losses) on investments	—	1,509	—	—	—
Total (2)	33,912	44,713	45,091	33,451	25,795

Provision for losses	481	369	540	335	296
Cost of services	21,370	24,615	26,646	21,433	17,028
Other operating expenses before allocated corporate operating expenses (3)	20,287	16,998	18,544	16,160	14,928
Total	42,138	41,982	45,730	37,928	32,252
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(8,226)	2,731	(639)	(4,477)	(6,457)
Allocation of corporate operating expenses	5,280	4,847	4,918	4,721	3,996
Adjusted pretax operating income (loss)	$(13,506)	$(2,116)	$(5,557)	$(9,198)	$(10,453)

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 4 of 6)

	All Other (5)
	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Services revenue	$—	$30	$27	$44	$53
Net investment income	4,161	3,236	3,767	3,418	4,201
Other income	—	144	202	181	207
Total	4,161	3,410	3,996	3,643	4,461

Cost of services	—	8	9	19	28
Other operating expenses before allocated corporate operating expenses (3)	3,142	2,422	2,623	3,387	2,065
Total	3,142	2,430	2,632	3,406	2,093
Adjusted pretax operating income (loss) before allocated corporate operating expenses	1,019	980	1,364	237	2,368
Allocation of corporate operating expenses	406	373	378	363	308
Adjusted pretax operating income (loss)	$613	$607	$986	$(126)	$2,060
(1)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit K for additional information.
(2)	Includes immaterial inter-segment services revenue for our homegenius segment and immaterial inter-segment provision for losses, cost of services and other operating expenses for our Mortgage segment.
(3)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(4)	Relates to interest on our borrowing and financing activities including our Senior Notes issued by our holding company and FHLB borrowings made by our mortgage insurance subsidiaries.
(5)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; (iii) for all periods presented, the income and expenses related to our traditional appraisal services, which we wound down beginning in the fourth quarter of 2020; and (iv) certain other immaterial activities, including investments in new business opportunities.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 5 of 6)

Supplemental Other Operating Expense Information by Segment

	Mortgage
	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Other operating expenses by type
Salaries and other base employee expenses	$22,189	$23,610	$22,685	$22,542	$23,320
Variable and share-based incentive compensation	16,697	12,649	17,143	15,236	8,947
Other general operating expenses	25,027	25,290	25,639	26,583	24,338
Ceding commissions	(3,949)	(4,879)	(5,638)	(6,501)	(7,689)
Total	$59,964	$56,670	$59,829	$57,860	$48,916
	homegenius
	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Other operating expenses by type
Salaries and other base employee expenses	$10,375	$7,993	$6,975	$6,701	$8,290
Variable and share-based incentive compensation	5,522	4,678	6,238	5,896	2,974
Other general operating expenses	8,571	7,851	7,982	6,525	6,253
Title agent commissions	1,099	1,323	2,267	1,759	1,407
Total	$25,567	$21,845	$23,462	$20,881	$18,924
	All Other
	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Other operating expenses by type
Salaries and other base employee expenses	$1,613	$1,001	$1,158	$1,187	$997
Variable and share-based incentive compensation	953	874	1,144	958	399
Other general operating expenses	982	920	699	1,605	977
Total	$3,548	$2,795	$3,001	$3,750	$2,373

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 6 of 6)

	Inter-segment
	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Other operating expenses by type
Other general operating expenses	$(40)	$(46)	$(57)	$(43)	$(35)
Total	$(40)	$(46)	$(57)	$(43)	$(35)
	Total
	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Other operating expenses by type
Salaries and other base employee expenses	$34,177	$32,604	$30,818	$30,430	$32,607
Variable and share-based incentive compensation	23,172	18,201	24,525	22,090	12,320
Other general operating expenses	34,540	34,015	34,263	34,670	31,533
Ceding commissions	(3,949)	(4,879)	(5,638)	(6,501)	(7,689)
Title agent commissions	1,099	1,323	2,267	1,759	1,407
Total	$89,039	$81,264	$86,235	$82,448	$70,178

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments attributable to our reportable segments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. Except for certain investments attributable to our reportable segments, we do not view them to be indicative of our fundamental operating activities.

(2)

Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends.

(3)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)

Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) impairment of internal-use software and other long-lived assets; (ii) gains (losses) from the sale of lines of business: and (iii) acquisition-related income and expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. In addition, homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit margin are calculated by dividing homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit, respectively, by GAAP total revenue for the homegenius segment. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses, adjusted gross profit, and the related profit margins are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively. Exhibit G also contains the reconciliation of adjusted pretax operating income (loss) to adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit for the homegenius segment.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity and homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses, homegenius adjusted gross profit, homegenius adjusted pretax operating margin before allocated corporate operating expenses or homegenius adjusted gross profit margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 3)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Consolidated pretax income	$234,140	$246,506	$161,641	$195,496	$161,189
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments (1)	(29,457)	1,516	2,098	15,661	(5,181)
Amortization of other acquired intangible assets	(849)	(863)	(862)	(863)	(862)
Impairment of other long-lived assets and other non-operating items (2)	(502)	788	(244)	(4,021)	(84)
Total adjusted pretax operating income (3)	$264,948	$245,065	$160,649	$184,719	$167,316
(1)

For the fourth quarter of 2021, excludes $1.5 million in net gains on investments attributable to our homegenius segment and included in adjusted pretax operating income (loss) for that reportable segment.

(2)

The amounts for all the periods presented are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.

(3)	Total adjusted pretax operating income (loss) consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows:
	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Adjusted pretax operating income (loss):
Mortgage segment	$277,841	$246,574	$165,220	$194,043	$175,709
homegenius segment	(13,506)	(2,116)	(5,557)	(9,198)	(10,453)
All Other activities	613	607	986	(126)	2,060
Total adjusted pretax operating income	$264,948	$245,065	$160,649	$184,719	$167,316

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 3)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2022	2021
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Diluted net income per share	$1.01	$1.07	$0.67	$0.80	$0.64

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(0.16)	0.01	0.01	0.08	(0.03)
Amortization of other acquired intangible assets	(0.01)	—	—	—	—
Impairment of other long-lived assets and other non-operating items	—	—	—	(0.02)	—
Income tax (provision) benefit on reconciling income (expense) items (1)	0.03	—	—	(0.01)	0.01
Difference between statutory and effective tax rate	(0.02)	(0.01)	(0.01)	—	(0.02)
Per-share impact of reconciling income (expense) items	(0.16)	—	—	0.05	(0.04)
Adjusted diluted net operating income per share (1)	$1.17	$1.07	$0.67	$0.75	$0.68
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2022	2021
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Return on equity (1)	17.2%	18.2%	11.8%	14.5%	11.8%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	(2.8)	0.1	0.2	1.5	(0.5)
Amortization of other acquired intangible assets	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Impairment of other long-lived assets and other non-operating items	—	0.1	—	(0.4)	—
Income tax (provision) benefit on reconciling income (expense) items (3)	0.6	—	—	(0.2)	0.1
Difference between statutory and effective tax rate	(0.4)	(0.1)	(0.1)	0.1	(0.1)
Impact of reconciling income (expense) items	(2.7)	—	0.0	0.9	(0.6)
Adjusted net operating return on equity (3)	19.9%	18.2%	11.8%	13.6%	12.4%
(1)	Calculated by dividing annualized net income (loss) by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 3)

Reconciliation of homegenius Adjusted Pretax Operating Income (Loss) to homegenius Adjusted Gross Profit

	2022	2021
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
homegenius adjusted pretax operating income (loss)	$(13,506)	$(2,116)	$(5,557)	$(9,198)	$(10,453)
Less reconciling income (expense) items:
Allocation of corporate operating expenses	(5,280)	(4,847)	(4,918)	(4,721)	(3,996)
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(8,226)	2,731	(639)	(4,477)	(6,457)
Less reconciling income (expense) items:
Other operating expenses before allocated corporate operating expenses	(20,287)	(16,998)	(18,544)	(16,160)	(14,928)
homegenius adjusted gross profit	$12,061	$19,729	$17,905	$11,683	$8,471

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. In addition, “homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses", "homegenius adjusted gross profit," “homegenius adjusted pretax operating margin before allocated corporate operating expenses” and “homegenius adjusted pretax operating margin" are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss).

Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses, homegenius adjusted gross profit, homegenius adjusted pretax operating margin before allocated corporate operating expenses or homegenius adjusted gross profit margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - New Insurance Written
Exhibit H

	2022	2021
($ in millions)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

New insurance written ("NIW")	$18,655	$23,710	$26,558	$21,662	$20,161

Percentage of NIW
Borrower-paid	99.2%	99.4%	99.2%	99.1%	99.2%

Percentage by premium type
Direct monthly and other recurring premiums	94.5%	93.5%	93.8%	93.1%	90.2%
Borrower-paid (1) (2)	5.3	6.3	6.0	6.6	9.4
Lender-paid (1)	0.2	0.2	0.2	0.3	0.4
Direct single premiums (1)	5.5	6.5	6.2	6.9	9.8
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

NIW for purchases	91.4%	91.1%	89.8%	77.1%	59.1%
NIW for refinances	8.6%	8.9%	10.2%	22.9%	40.9%

Percentage of NIW by FICO score (3)
>=740	57.1%	53.8%	56.0%	61.4%	64.3%
680-739	35.7	36.9	34.9	33.1	31.5
620-679	7.2	9.3	9.1	5.5	4.2
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage by LTV
95.01% and above	14.6%	16.3%	12.1%	10.9%	8.0%
90.01% to 95.00%	42.0	41.9	46.7	40.4	31.6
85.01% to 90.00%	29.4	28.4	26.5	27.6	31.3
85.00% and below	14.0	13.4	14.7	21.1	29.1
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	Percentages exclude the impact of reinsurance.
(2)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.
(3)	For loans with multiple borrowers, the percentage of NIW by FICO score represents the lowest of the borrowers’ FICO scores.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I

	March 31,		December 31,	September 30,	June 30,		March 31,
($ in millions)	2022		2021	2021	2021		2021

Primary insurance in force (1)	$248,951		$245,972	$241,575	$237,302		$238,921

Primary risk in force (1) (2)	$62,036		$60,913	$59,421	$58,040		$58,508

Percentage of primary risk in force
Direct monthly and other recurring premiums	84.9%		83.9%	82.7%	81.2%		80.0%
Direct single premiums	15.1%		16.1%	17.3%	18.8%		20.0%

Percentage of primary risk in force by FICO score (3)
>=740	56.9%		56.9%	57.3%	57.5%		57.2%
680-739	35.1		35.0	34.8	34.8		34.9
620-679	7.5		7.6	7.4	7.2		7.3
<=619	0.5		0.5	0.5	0.5		0.6
Total Primary	100.0%		100.0%	100.0%	100.0%		100.0%

Percentage of primary risk in force by LTV
95.01% and above	15.5%		15.1%	14.6%	14.5%		14.4%
90.01% to 95.00%	48.9		48.9	48.9	48.5		48.6
85.01% to 90.00%	27.6		27.7	27.8	28.1		28.2
85.00% and below	8.0		8.3	8.7	8.9		8.8
Total	100.0%		100.0%	100.0%	100.0%		100.0%

Percentage of primary risk in force by policy year
2008 and prior	4.3%		4.7%	5.2%	5.7%		6.1%
2009 - 2016	9.3		10.8	12.5	14.7		16.7
2017	4.3		4.9	5.7	6.8		8.0
2018	4.6		5.2	6.1	7.3		8.7
2019	8.6		9.7	11.4	13.6		15.6
2020	27.2		29.2	32.1	35.4		37.2
2021	34.0		35.5	27.0	16.5		7.7
2022	7.7		—	—	—		—
Total	100.0%		100.0%	100.0%	100.0%		100.0%

Persistency Rate (12 months ended)	68.0%		64.3%	60.8%	57.7%	(4)	57.2%	(4)
Persistency Rate (quarterly, annualized) (5)	76.9%	(4)	71.7%	67.5%	66.3%		62.5%
(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent approximately 1% of our total risk in force for all periods presented.
(3)	For loans with multiple borrowers, the percentage of primary risk in force by FICO score represents the lowest of the borrowers’ FICO scores.
(4)

The Persistency Rate was reduced by an increase in cancellations of Single Premium Policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.

(5)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Claims and Reserves, Default Statistics
Exhibit J

	2022	2021
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Net claims paid: (1)
Total primary claims paid	$5,153	$4,300	$5,330	$4,870	$6,611
Total pool and other	(415)	(462)	991	(649)	(138)
Subtotal	4,738	3,838	6,321	4,221	6,473
Impact of commutations and settlements (2)	—	6,549	3,915	—	4,000
Total net claims paid	$4,738	$10,387	$10,236	$4,221	$10,473

Total average net primary claims paid (1) (3)	$41.6	$47.8	$42.0	$46.8	$43.8

Average direct primary claims paid (3) (4)	$42.1	$49.1	$43.2	$48.4	$45.5
(1)	Includes the impact of reinsurance recoveries and LAE.
(2)

Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans. For the first quarter of 2021, primarily includes payments made to settle certain previously disclosed legal proceedings.

(3)	Calculated without giving effect to the impact of commutations and settlements.
(4)	Before reinsurance recoveries.
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except per default amounts)	2022	2021	2021	2021	2021

Reserve for losses by category (1)
Mortgage reserves
Primary case reserves	$691,090	$790,380	$851,151	$840,764	$841,555
IBNR and other	2,539	2,886	3,788	5,464	6,626
LAE	17,367	19,859	21,400	21,180	21,212
Total primary reserves	710,996	813,125	876,339	867,408	869,393
Total pool reserves	10,330	9,826	11,413	13,085	13,175
Total 1st lien reserves	721,326	822,951	887,752	880,493	882,568
Other	184	185	269	270	270
Total Mortgage reserves	721,510	823,136	888,021	880,763	882,838
homegenius reserves	5,737	5,506	5,134	4,735	4,517
Total reserves	$727,247	$828,642	$893,155	$885,498	$887,355

Primary reserve per primary default excluding IBNR and other	$27,776	$27,884	$25,822	$21,304	$17,219
(1)	Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in our condensed consolidated balance sheets.
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Default Statistics
Primary Insurance:
Number of insured loans	994,721	999,203	998,408	1,000,549	1,021,364
Number of loans in default	25,510	29,061	33,795	40,464	50,106
Percentage of loans in default	2.56%	2.91%	3.38%	4.04%	4.91%

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Reinsurance Programs
Exhibit K

	2022	2021
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Quota Share Reinsurance (“QSR”) and Single Premium QSR Programs
Ceded premiums written (1)	$(22,079)	$(7,670)	$(1,304)	$(7,032)	$(2,852)
% of premiums written	(8.8)%	(2.9)%	(0.5)%	(2.8)%	(1.1)%
Ceded premiums earned	$(3,240)	$3,116	$13,506	$13,491	$20,788
% of premiums earned	(1.2)%	1.1%	4.8%	4.8%	6.8%
Ceding commissions written	$(9,153)	$(8,232)	$(7,861)	$(2,362)	$(2,949)
Ceding commissions earned (2)	$5,123	$6,288	$7,087	$7,920	$10,407
Profit commission	$22,075	$20,290	$13,630	$17,935	$16,350
Ceded losses	$(12,588)	$(7,940)	$883	$(1,007)	$3,661

Excess-of-Loss Program
Ceded premiums written	$16,164	$20,508	$15,434	$18,524	$11,482
% of premiums written	6.4%	7.9%	6.1%	7.4%	4.4%
Ceded premiums earned	$17,588	$17,817	$16,581	$15,601	$12,154
% of premiums earned	6.5%	6.3%	5.9%	5.5%	4.0%

Ceded RIF (3)
Single Premium QSR Program	$4,855,228	$5,228,037	$5,439,056	$5,728,142	$6,147,808
Excess-of-Loss Program	2,199,919	2,295,954	1,873,426	1,952,900	1,525,100
QSR Program	186,930	207,106	232,539	268,337	317,827
Total Ceded RIF	$7,242,077	$7,731,097	$7,545,021	$7,949,379	$7,990,735

PMIERs impact - reduction in Minimum Required Assets
Excess-of-Loss Program	$881,917	$995,171	$659,151	$907,112	$673,957
Single Premium QSR Program	286,706	314,183	328,339	355,115	388,536
QSR Program	11,214	12,541	14,116	16,545	19,378
Total PMIERs impact	$1,179,837	$1,321,895	$1,001,606	$1,278,772	$1,081,871
(1)	Net of profit commission.
(2)	Includes amounts reported in policy acquisition costs and other operating expenses. See Exhibit E for details.
(3)	Included in primary RIF.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements are not guarantees of future performance, and the forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the COVID-19 pandemic, which could continue to subject us to certain risks, including those discussed in “Item 1A. Risk Factors—The COVID-19 pandemic adversely impacted us and, in the future, could again adversely affect our business, results of operations or financial condition;” and other risk factors in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission;
  changes in economic conditions that impact the size of the insurable mortgage market, the credit performance of our insured mortgage portfolio and our business prospects, including as a result of inflationary pressures and a rising interest rate environment, as well as other macroeconomic stresses such as those that may arise from the ongoing Russia-Ukraine conflict;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) and other applicable requirements imposed by the Federal Housing Finance Agency (the "FHFA") and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs or loans purchased by the GSEs, which may include further changes in response to the COVID-19 pandemic, changes in furtherance of housing policy objectives such as the accessibility and affordability of homeownership for low-and-moderate income borrowers and underrepresented communities, or changes in the requirements for Radian Guaranty to remain an approved insurer to the GSEs such as changes in the PMIERs or the GSEs’ interpretation and application of the PMIERs;
  the effects of the Enterprise Regulatory Capital Framework which, as finalized, increases the capital requirements for the GSEs, and among other things, could impact the GSEs' operations and pricing as well as the size of the insurable mortgage market, and which may form the basis for future changes to the PMIERs;
  changes in the current housing finance system in the United States, including the roles of the Federal Housing Administration (the "FHA"), the GSEs and private mortgage insurers in this system;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and traditional reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that may require GSE and/or regulatory approvals and licenses, are subject to complex compliance requirements that we may be unable to satisfy, or may expose us to new risks including those that could impact our capital and liquidity positions;
  uncertainty from the discontinuance of LIBOR and transition to one or more alternative benchmarks that could cause interest rate volatility and, among other things, impact our investment portfolio, cost of debt and cost of reinsurance through mortgage insurance-linked notes transactions;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance, which could be impacted by the burdens placed on many servicers due to the COVID-19 pandemic;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in the private mortgage insurance industry generally, and more specifically: price competition in our mortgage insurance business, including the increasing prevalence of formulaic, granular risk-based pricing methodologies that are less transparent than historical rate-card-based pricing practices; and competition from the FHA and the U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, such as GSE-sponsored alternatives to traditional mortgage insurance;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and economic uncertainty, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the reported status of defaults in our portfolio, including whether they are subject to mortgage forbearance, a repayment plan or a loan modification trial period granted in response to a financial hardship related to COVID-19, the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including with respect to our use of derivatives and within our investment portfolio;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  risks associated with investments to grow our existing businesses, or to pursue new lines of business or new products and services, including our ability and related costs to develop, launch and implement new and innovative technologies and digital products and services, and whether these products and services will receive broad customer acceptance, risks resulting from potential changes in our investment, financing and hedging strategies, as well as liquidity risk, risks associated with the use of financial leverage, and market risks, including risk resulting from changes in the fair values of assets in which we invest;
  the effectiveness and security of our information technology systems and digital products and services, including the risk that these systems, products or services fail to operate as expected or planned or expose us to cybersecurity or third party risks, including due to malware, unauthorized access, cyber-attack, natural disasters or other similar events;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax- and expense-sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors:
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For Media:
Rashi Iyer - Phone 215.231.1167
email: rashi.iyer@radian.com